UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2005

Commission File Number: 333 - 118398

SOUND REVOLUTION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(state or other jurisdiction of incorporation or organization)

345 West 11th Avenue, Unit 4, Vancouver, British Columbia, Canada V5Y 1T3
(Address of principal executive offices)

     (604) 780-3914
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 20, 2005, Sound Revolution Inc.’s (the “Company”) wholly owned subsidiary, Charity Tunes Inc. (“Charity Tunes”) entered into an agreement with Charity Marketing LLC (“C Marketing”) for the development of marketing alliances with charitable organizations for the Company’s website www.charitytunes.com (the “Agreement”). The website is currently being designed to allow for partial proceeds from each sale of digital music downloads to be donated to charitable causes, as chosen by the purchaser. In order for the website to work as planned, Charity Tunes must enter into alliances with several charities who are willing to participate in charitytunes.com. Pursuant to the Agreement, C Marketing has agreed to work with Charity Tunes in developing relationships with charities a view to signing up at least one new charitable cause each month to participate in charitytunes.com. Also, C Marketing has agreed to conduct market research on charitable fundraising in the U.S., Canada and Europe and to assist Charity Tunes in developing special promotions and events with charities, designed to increase the sales of music downloads from charitytunes.com.

In consideration for providing market research and consulting services pursuant to the Agreement, C Marketing has agreed to receive fees of $27,500 per month, and the fees may be payable in common stock of the Company or of Charity Tunes. Charity Tunes may terminate the Agreement at any time, without cause, on 30 days notice. C Marketing and Charity Tunes intend to work together to sign up several charities by the fall of 2005 in preparation of the launch of www.charitytunes.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2005	SOUND REVOLUTION INC.
(Registrant)

	By:	/s/ Penny Green
Penny Green, Director, Chair of the Board, Secretary, Treasurer, Chief Financial Officer